Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Advocat Inc.
(Exact name of registrant as specified in its charter)

Delaware	62-1559667

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1621 Galleria Boulevard, Brentwood, Tennessee 37027
(Address of Principal Executive Offices)
(Zip Code)
Advocat Inc. 2010 Long-Term Incentive Plan
(Full title of the plan)
L. Glynn Riddle, Jr., 1621 Galleria Boulevard, Brentwood, Tennessee 37027
(Name and address of agent for service)
(615) 771-7575
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum	Amount of
Title of Securities	Amount to be	Maximum Offering	Aggregate Offering	Registration
to be Registered	Registered(2)	Price Per Share (3)	Price	Fee
Common Stock(1)	380,000 Shares	$5.46	$2,074,800	$147.93

(1)	The number of shares of Common Stock authorized for issuance under the 2010 Long-Term Incentive Plan.

(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction and also includes associated preferred stock purchase rights to purchase shares of the Registrant’s Common Stock, which rights are not currently separable from the shares of Common Stock and are not currently exercisable.

(3)	Pursuant to Rule 457, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average high and low price of $5.46 per Share, as reported on the NASDAQ Stock Market on June 17, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed below filed by Advocat Inc., (the “Company”) are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed on March 9, 2010.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 as filed on May 5, 2010.

(c)	The Company’s Current Reports on Form 8-K filed on March 5, 2010; March 8, 2010; March 9, 2010; March 17, 2010; April 1, 2010; May 5, 2010; May 7, 2010 and June 10, 2010.

(d)	The description of the Company’s shares of Common Stock as contained in the Company’s Registration Statement on Form 8-A filed April 11, 1994 under Section 12 of the Exchange Act, as amended on April 28, 1994; March 29, 1995; December 7, 1998; March 19, 2005; September 11, 2006; August 19, 2008; and August 14, 2009.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under the Company’s certificate of incorporation, and in accordance with Section 145 of the Delaware General Corporation Law (“DGCL”), Advocat will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a “derivative” action by or in the right of Advocat) by reason of the fact that such person is or was a director of Advocat, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Advocat, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such action was unlawful.
     The certificate of incorporation provides that Advocat will pay for the expenses incurred by an indemnified director in defending the proceedings specified above in advance of their final disposition, provided that such person agrees to reimburse Advocat if it is ultimately determined that such person is not entitled to indemnification. The certificate of incorporation also provides that Advocat may, in its sole discretion, indemnify any person who is or was one of its employees and agents or any person who is or was serving at the request of Advocat as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the same degree as the foregoing indemnification of directors and officers. In addition, Advocat may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Advocat or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person’s status as such whether or not Advocat would have the power or obligation to indemnify such person against such liability under the provisions of the DGCL. Advocat maintains insurance for the benefit of Advocat’s officers and directors insuring such persons against various liabilities, including liabilities under the securities laws.

     In addition, Advocat has entered into indemnification agreements with certain officers, directors and key employees, pursuant to which Advocat is required to indemnify each such officer, director, or key employee to the fullest extent allowed by law.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibits to this Registration Statement are listed in the Index to Exhibits on Page E-1 of this Registration Statement, which Index is incorporated herein by reference.
Item 9. Undertakings.
     The Company hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on June 18, 2010.

Advocat Inc.
/s/ William R. Council, III
William R. Council, III
President and Chief Executive Officer
Power of Attorney
     Each person whose signature to this Registration Statement appears below hereby appoints William R. Council, III who may act as his attorney-in-fact to execute in the name and behalf of any such person, individually and in the capacity stated below, and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions in this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William R. Council, III William R. Council, III	President, Chief Executive Officer and Director	June 18, 2010

/s/ L. Glynn Riddle, Jr. L. Glynn Riddle, Jr.	Executive Vice President, Chief Financial Officer and Secretary	June 18, 2010

/s/ Wallace E. Olson	Chairman of the Board	June 18, 2010
Wallace E. Olson

/s/ Robert Z. Hensley	Director	June 18, 2010
Robert Z. Hensley

/s/ William C. O’Neil, Jr.	Director	June 18, 2010
William C. O’Neil, Jr.

/s/ Richard M. Brame	Director	June 18, 2010
Richard M. Brame

/s/ Chad A. McCurdy	Director	June 18, 2010
Chad A. McCurdy

Exhibit Index

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 33-76150 on Form S-1).

3.2	Certificate of Designation of Registrant (incorporated by reference to Exhibit 3.5 to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006).

3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement No. 33-76150 on Form S-1).

3.4	Amendment to Certificate of Incorporation dated March 23, 1995 (incorporated by reference to Exhibit A of Exhibit 1 to the Company’s Form 8-A filed March 30, 1995).

3.5	Certificate of Designation of Registrant (incorporated by reference to Exhibit 3.4 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2001).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Company’s Registration Statement No. 33-76150 on Form S-1).

4.2	Rights Agreement dated March 13, 1995, between the Company and Third National Bank in Nashville (incorporated by reference to Exhibit 1 to the Company’s Current Report on Form 8-K dated March 13, 1995).

4.3	Summary of Shareholder Rights Plan adopted March 13, 1995 (incorporated by reference to Exhibit B of Exhibit 1 to Form 8-A filed March 30, 1995).

4.4	Rights Agreement of Advocat Inc. dated March 23, 1995 (incorporated by reference to Exhibit 1 to Form 8-A filed March 30, 1995).

4.5	Amended and Restated Rights Agreement dated as of December 7, 1998 (incorporated by reference to Exhibit 1 to Form 8-A/A filed December 7, 1998).

5	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (included in Exhibit 5).

24	Power of Attorney (see signature page)

E-1